Exhibit 99.1

TERMINATION OF REPLACEMENT CAPITAL COVENANT

Termination of the Replacement Capital Covenant, dated as of April 26, 2012 (this “Termination”), by KeyCorp, an Ohio corporation (together with its successors and assigns, the “Corporation”).

WHEREAS, the Corporation has executed a Replacement Capital Covenant dated as of February 27, 2008, as amended by the Supplement thereto, dated as of March 3, 2008, and Amendment No. 2 thereto, dated as of February 24, 2011 (as supplemented and amended, the “Replacement Capital Covenant”), in favor of and for the benefit of the Holders of the Covered Debt (as such terms are defined in the Replacement Capital Covenant);

WHEREAS, the currently effective series of Covered Debt with respect to the Replacement Capital Covenant is the Corporation’s junior subordinated debt securities underlying the 5.70% trust preferred securities (the “Trust Preferred Securities”) issued by KeyCorp Capital VII;

WHEREAS, pursuant to Section 3(d) of the Replacement Capital Covenant, the Trust Preferred Securities are deemed to be “Covered Debt” for purposes of the Replacement Capital Covenant;

WHEREAS, pursuant to Section 4(a) of the Replacement Capital Covenant, the Replacement Capital Covenant shall terminate on the date on which the Holders of a majority in principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of the Replacement Capital Covenant and the obligations of the Corporation thereunder;

WHEREAS, the Corporation established a record date pursuant to Section 4(c) of the Replacement Capital Covenant of 5:00 p.m., New York City time, on April 10, 2012 (the “Record Date”) for purposes of establishing the Holders whose consent is required to terminate its obligations under the Replacement Capital Covenant; and

WHEREAS, the Holders of a majority in liquidation amount of the Trust Preferred Securities as of the Record Date have validly delivered, and did not validly revoke, their consent to the termination of the Replacement Capital Covenant.

NOW, THEREFORE, in accordance with Section 4(a) of the Replacement Capital Covenant, the Corporation hereby acknowledges and affirms that the Replacement Capital Covenant is hereby terminated, effective as of the date hereof, and that the obligations of the Corporation thereunder shall be of no further force or effect.

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IN WITNESS WHEREOF, the Corporation has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

KEYCORP

By:	/s/ Jeffrey B. Weeden
Name:	Jeffrey B. Weeden
Title:	Chief Financial Officer

Termination of Replacement Capital Covenant